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                                                                    EXHIBIT 99.1


                                                 For Investor Relations Contact:
                                                                     Leigh Salvo
                                                              Investor Relations
                                                                 +1-650-314-1000
                                                                 ir@catapult.com


      CATAPULT COMMUNICATIONS ANNOUNCES UNDERWRITTEN COMMON STOCK OFFERING

     September 7, 2004 Mountain View, CA - Catapult Communications Corporation (Nasdaq: CATT) today announced that it intends to offer 1,000,000 newly issued shares of common stock and that certain of its stockholders intend to offer 2,081,250 shares of common stock (1,000,000 of which are currently outstanding and 1,081,250 of which will be issued upon conversion of notes issued to Tekelec) in an underwritten public offering. J.P. Morgan Securities Inc. is serving as the sole book-running manager for the underwritten offering. Adams Harkness, Inc., C.E. Unterberg, Towbin LLC and WR Hambrecht + Co, LLC are serving as co-managers. The shares to be offered by the Company and the selling stockholders are registered by the Company under its Form S-3 shelf registration statement filed with the Securities and Exchange Commission (File No. 333-112160) that was declared effective by the SEC on March 31, 2004. Certain of the selling stockholders also intend to grant the underwriters of the offering a 30-day option to purchase an additional 462,187 currently outstanding shares of common stock to cover any over-allotments.

     The Company intends to use the net proceeds that it would receive from the offering for general corporate purposes, to fund working capital and for potential strategic acquisitions or investments. The Company will not receive any proceeds from the sale of shares by the selling stockholders.

     A preliminary prospectus supplement will be filed today with the Securities and Exchange Commission and will be available on the SEC's website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying preliminary prospectus meeting the requirements of the Securities Act of 1933, as amended, when available, may be obtained upon request in writing to J.P. Morgan Securities Inc., 8th Floor, 277 Park Avenue , New York, New York 10172.

     This news release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus.


ABOUT CATAPULT COMMUNICATIONS

     Catapult Communications is a leading supplier of advanced software-based test systems for the global telecommunications industry. The Catapult DCT2000 and MGTS systems deliver superior high-end test solutions for hundreds of protocols and variants, spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments.

     Catapult is headquartered at 160 South Whisman Road, Mountain View, CA. 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan, China and Australia.